Exhibit 10.1
January 7, 2010
Mr. Eric C. Apfelbach
5804 Ivanhoe Circle
Madison, WI  53711

Dear Eric:

On behalf of the Board of Directors of ZBB Energy Corporation (“ZBB”), I am delighted to invite you to join our company as its President and Chief Executive Officer, and as a member of our Board of Directors.  This letter agreement sets forth the terms your employment.

1.	Position:

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You will serve as ZBB’s President and Chief Executive Officer and report to ZBB’s Board of Directors.  Your services to ZBB will be performed in Menomonee Falls, Wisconsin.  You acknowledge, however, that you may be required to travel extensively in connection with the performance of your duties hereunder.

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During your employment by ZBB, you may accept a position on the board of directors of any company that does not directly compete with the business of ZBB, provided such position is approved in advance by ZBB’s Board of Directors.  It is understood that you are currently a member of the board of directors of the for-profit companies and a member of the board of directors or advisory board for the non-profit and other industry or economic associations previously disclosed to ZBB, which memberships shall not be prohibited by the terms hereof, provided that such memberships will not interfere in any way with the fulfillment of your duties as President and Chief Executive Officer and as a director of ZBB.

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Nothing contained in this letter will be construed as conferring upon you any right to remain employed by ZBB or any of its subsidiaries or affiliates or affect the right of ZBB or any of its subsidiaries or its affiliates to terminate your employment at any time for any reason or no reason, subject to the obligations of ZBB as set forth herein.

2.	Salary:

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You will be entitled to an annual salary of $250,000, payable in accordance with ZBB’s normal salaried payroll practices; provided, however, that for calendar year 2010, $62,500 of your annual salary shall be paid on the date of your appointment and the balance of $187,500 shall be paid ratably over the remainder of the year in accordance with ZBB’s normal payroll practices.  The Board of Directors will review, at least annually, your overall compensation with a view to increasing it if, in the sole judgment of the Board of Directors, the performance of ZBB or your services merit such an increase.

•	ZBB shall be entitled to withhold from amounts to be paid to you hereunder any federal, state, or local withholding or other taxes or charges which it is required to withhold under applicable law.

N93 W14475 Whittaker Way	PO Box 2047
Menomonee Falls WI 53051	Kardinya WA 6163
Tel: (262) 253 9800 Fax: (262) 253 9822	240 Barrington Street
Email: hbrown@zbbenergy.com	Bibra Lake WA 6163
Tel: (08) 9494 2055 Fax: (08) 9494 2066
Email: info@zbbenergy.com
www.zbbenergy.com

3.	Options:

•	Effective as of the date of your appointment, you will receive two option awards.

•	You will be granted an option to purchase 400,000 shares with an exercise price equal to the closing price of ZBB’s common stock on the NYSE Amex on the date of your appointment.
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Vesting will be over 3 years with the first 1/3 vesting one year from the start of your employment and the remaining 2/3 vesting in 24 equal monthly installments as of the end of each calendar month beginning on January 31, 2011 and ending on December 31, 2012.

o	This option will immediately vest upon a “Change of Control” of ZBB. The definition of “Change of Control” is attached as an exhibit to this letter.
o	The option will not be exercisable as to any portion thereof after the fifth anniversary of the date on which such portion vests.
o	The option will have such other terms and conditions specified in the form of option agreement previously provided to you.

•	You will also be granted an option to purchase 100,000 shares with the same exercise price specified above.
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The option will vest in two equal installments upon the Compensation Committee’s confirmation that certain performance targets are met, which confirmation will occur as soon as practicable after June 30, 2010 and December 31, 2010.

o	The option will not be exercisable as to any portion thereof after the fifth anniversary of the date on which such portion vests.
o	The option will have such other terms and conditions specified in the form of option agreement previously provided to you.

4.	Commuting and Other Expenses:

•	We will reimburse your commuting expenses to and from ZBB’s corporate offices in the following manner:
o	IRS mileage reimbursement for miles that exceed 60 miles round trip to and from your home to ZBB’s corporate offices.
o	This reimbursement will not exceed $10,000 per year.
o	The previous CEO returned a lease vehicle to ZBB which, if you deem appropriate, may be used in lieu of the mileage reimbursement above.

•	Expenses for other company travel will be reimbursed in accord with ZBB’s travel policy.

5.	Benefits:

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During the term of your employment by ZBB, ZBB will provide you with, and you will be eligible for, all benefits of employment generally made available to the senior executives of ZBB (collectively, the “Benefit Plans”), subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans. You will be considered for participation in Benefit Plans which by the terms thereof are discretionary in nature (such as stock option plans) on the same basis as other executive personnel of ZBB of similar rank.  Notwithstanding the foregoing, you may elect either to participate in ZBB’s health Benefit Plan or obtain other health insurance.  If you elect to obtain other health insurance, ZBB will pay the monthly premiums for such insurance up to an amount equal to $900 per month paid either directly by ZBB to the insurance provider, or reimbursed to you on a monthly basis as soon as practicable following your submission to ZBB of proof of payment of each monthly premium payment.  You will be solely responsible for the payment of monthly premiums in excess of this amount.  ZBB’s payment of such premiums shall constitute an “accident or health plan” for the purposes of Section 106 of the Internal Revenue Code of 1986, as amended.

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On a pre-tax basis, ZBB will provide a policy or reimburse you for the payment of premiums for a long-term disability insurance policy from an insurance carrier mutually acceptable to ZBB and you, provided that the annual premiums for such policy are not in excess of $7,000 per year.  To the extent ZBB reimburses you for the payment of premiums, such premiums will be paid either directly by ZBB to the insurance provider, or reimbursed to you as soon as practicable following your submission to ZBB of proof of payment of each premium payment.  You will be solely responsible for the payment of annual premiums in excess of this amount.  ZBB’s payment of such premiums shall constitute an “accident or health plan” for the purposes of Section 106 of the Internal Revenue Code of 1986, as amended.

•	We also offer you four weeks of vacation per calendar year.

6.	Benefits Upon Termination:

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Without giving effect to the timing of the payment of your base salary for 2010 as set forth in Section 2, above, you will be entitled to a severance payment in an amount equal to six months of your annual base salary as then in effect paid in accordance with ZBB’s normal salaried payroll practices as then in effect in the event (a) ZBB terminates your employment for any reason other than “Cause” or “Disability”, (b) you terminate your employment with ZBB for “Good Reason”, or (c) you die.  In the event your employment with ZBB is terminated due to “Disability,” you will be entitled to a severance payment in an amount equal to your base salary as then in effect from the date of termination through the date on which benefits under the long-term disability policy begin, but in no event longer than 90 days, paid in accordance with ZBB’s normal salaried payroll practices as then in effect.  The definitions of “Cause”, “Disability” and “Good Reason” are attached as an exhibit to this letter.  In each case, this severance benefit will be contingent on your execution of a release in a form acceptable to ZBB which is not withdrawn or otherwise revoked within the applicable statutory and/or regulatory time periods or otherwise.  You will also be entitled to all accrued and unpaid benefits under any Benefit Plans in which you participate through the date of termination.

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If you terminate your employment with ZBB for “Good Reason”, and if you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following such termination, then ZBB shall pay your monthly premium under COBRA until the earlier of:  (i) the last day of the six month period following such termination or (ii) the date on which you are offered or obtain health insurance coverage in connection with new employment or self-employment.  If you are not eligible for COBRA coverage because you have waived health insurance coverage, then, suject to the dollar limits above, ZBB shall pay your monthly premium for long-term disability conversion coverage until the earlier of:  (i) the last day of the six month period following such termination or (ii) the date on which you are offered or obtain long-term disability insurance coverage in connection with new employment or self-employment.

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If you terminate your employment with ZBB other than for “Good Reason” or ZBB terminates your employment for “Cause”, you will be entitled to the payment of any accrued but unpaid base salary through the date of termination, plus all accrued and unpaid benefits under any Benefit Plans in which you participate through the date of termination.  In either case, you will not be entitled to any severance payment and you will not be entitled to the payment of the premiums specified above.

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As a condition to your appointment, you will be required to enter into a restrictive covenant agreement.  If you breach the provisions of the restrictive covenant agreement, then you shall forfeit any unpaid severance payments and COBRA and long-term disability conversion coverage premiums as of the time of ZBB’s determination of the breach, and you shall repay to ZBB any severance payments and COBRA and long-term disability conversion coverage premiums you have received as of the time of ZBB’s determination of the breach as soon as practicable after ZBB provides a written demand for payment to you.

•	As a condition to your appointment, you will be required to provide a resignation from the Board of Directors in the form previously provided to you.

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You hereby represent and warrant that you are not bound by any employment or confidentiality agreement or other obligation or commitment, whether contractual or otherwise, that would be inconsistent, or place you in a position of conflict, with your position as President and CEO of ZBB or this letter agreement.

•	As a condition to your appointment, you will also be required to submit to a formal background check and a drug test and the results must be satisfactory to ZBB's Board of Directors.

7.	Timing; Miscellaneous Provisions:

•	The date of your appointment as President and Chief Executive Officer of ZBB will be January 7, 2010.

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This letter agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of ZBB’s business and/or assets.  For all purposes under this Agreement, the term “ZBB” shall include any successor to ZBB’s business and/or assets which becomes bound by this letter agreement.

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This letter agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

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Notices and all other communications contemplated by this letter agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier or U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of notices to you, notices shall be addressed to you at the home address which you most recently communicated to ZBB in writing.  In the case of notices to ZBB, notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

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No provision of this letter agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of ZBB (other than you).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this letter agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

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No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth or referenced in this letter agreement have been made or entered into by either party with respect to the subject matter hereof.  This letter agreement and the other agreements, representations and understandings expressly set forth or referenced herein contain the entire understanding of the parties with respect to the subject matter hereof.

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Any termination of this letter agreement shall not release either ZBB or you from our respective obligations to the date of termination nor from the provisions of this letter agreement which, by necessary or reasonable implication, are intended to apply after termination of this letter agreement.

•	The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of Wisconsin (other than provisions governing the choice of law).

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The invalidity or unenforceability of any provision or provisions of this letter agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

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This letter agreement and all your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time.  ZBB may assign its rights under this letter agreement to any entity that assumes ZBB’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of ZBB’s assets to such entity.

•	This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

We feel that this offer is exceptionally attractive and reflects the confidence we have in your ability to guide the growth of ZBB and to achieve a significant enhancement of shareholder value.  We very much look forward to having you join us as our President and Chief Executive Officer.  If you agree to the terms of this letter agreement, please execute the letter agreement below.

With warm regards,

ZBB ENERGY CORPORATION

/S/Paul Koeppe
Interim Chief Executive Officer
Chairman, Search Committee

Agreed and accepted as of January 7, 2010.

/S/ Eric C. Apfelbach